AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) made and entered into as of June 29, 2007, is by and among, China Shoe Holdings, Inc., a Nevada corporation (hereinafter referred to as the “Company”), Wholly Success Technology Group Limited, a British Virgin Islands corporation (hereinafter referred to as “WSTG”) and each of the holders of shares of Common Stock of WSTG listed on Exhibit A to be attached hereto as hereinafter provided (individually, a “WSTG Stockholder”, and collectively, the “WSTG Stockholders”).

RECITALS

WHEREAS, the WSTG Stockholders own 100% of all of the issued and outstanding Common Stock of WSTG; and

WHEREAS, the Company desires to acquire all of the issued and outstanding common stock of WSTG and the WSTG Stockholders desire to exchange all of their shares of common stock of WSTG for shares of common stock of the Company in a transaction intended to qualify under Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”).

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in reliance upon the representations and warranties hereinafter set forth, the parties agree as follows:

1.	EXCHANGE OF THE SHARES AND CONSIDERATION

1.1 Shares Being Exchanged. Subject to the terms and conditions of this Agreement, at the closing provided for in Section 2 hereof (the “Closing”), each of the WSTG Stockholders shall sell, assign, transfer and deliver to the Company the number of shares of common stock of WSTG set forth opposite each such WSTG Stockholder’s name on Exhibit A attached hereto (the shares of common stock of WSTG sold, assigned and transferred to the Company hereunder are hereinafter referred to as the “WSTG Shares”).

1.2 Consideration. Subject to the terms and conditions of this Agreement and in consideration of the sale, assignment, transfer and delivery of the WSTG Shares to the Company, at the Closing the Company shall issue, sell and deliver to each WSTG Stockholder seventy (70) shares of common stock of the Company for each share of common stock of WSTG set forth opposite such WSTG Stockholder’s name on Exhibit A attached hereto (the shares of common stock of the Company issued, sold and delivered to the WSTG Stockholders hereunder are hereinafter referred to as the “Company Shares”).

1.3 Sale of Shares. Additionally, at the Closing the Company will issue an additional 15,185,000 million restricted shares to China Venture Partners for consulting services.

2.	THE CLOSING

2.1 Time and Place. The closing of the transactions contemplated by this Agreement shall be held at the offices of Rowland W. Day II, 3 Imperial Promenade, Suite 960, Santa Ana, CA 92707, at 10:00 a.m. on or before June 29, 2007, or on such other date and at such other time and place as the parties may agree upon in writing (the “Closing”).

2.2 Deliveries by the WSTG Stockholders. At the Closing, each WSTG Stockholder shall deliver to the Company the following: (a) stock certificates representing the number of WSTG Shares set forth opposite the name of such WSTG Stockholder on Exhibit A hereto, duly endorsed or accompanied by stock powers duly executed in blank and otherwise in form acceptable for transfer on the books of WSTG, and (b) an investment letter in the form attached hereto as Exhibit B executed by such WSTG Stockholder.

2.3 Deliveries by WSTG. At the Closing, WSTG shall deliver to the Company the documents referred to in Section 9.1 hereof.

2.4 Deliveries by the Company. At the Closing, in addition to the documents referred to in Section 9.2 hereof, the Company shall deliver to the WSTG Stockholders or their Agent (as defined in Section 14 below) a stock certificate issued in the name of each WSTG Stockholder representing the number of Company Shares each WSTG Stockholder is entitled to receive in accordance with Section 1.2 above, and shall deliver to WSTG the Company's minute book, corporate seal and copies of all corporate and financial books and records.

3.	INDIVIDUAL REPRESENTATIONS AND WARRANTIES OF THE WSTG STOCKHOLDERS

Each of the WSTG Stockholders, severally but not jointly, represents and warrants to the Company as follows:

3.1 Title. Such WSTG Stockholder owns the number of WSTG Shares set forth opposite such Stockholder's name on Exhibit A to be attached hereto prior to Closing, and shall transfer to the Company at the Closing good and valid title to said number of WSTG Shares, free and clear of all restrictions on transfer (other than any restrictions under federal and state securities laws), liens, claims, options, charges, pledges, security interests, and encumbrances of every kind, character or description. Such WSTG Stockholder is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of WSTG.

3.2 Valid and Binding Agreement. Such WSTG Stockholder has the full and unrestricted right, power and authority and capacity to execute and deliver this Agreement and consummate the transactions contemplated herein. This Agreement has been duly executed and delivered by such WSTG Stockholder and constitutes the valid and binding obligation of such WSTG Stockholder, enforceable in accordance with its terms.

3.3 Noncontravention. The execution and delivery of this Agreement and consummation of the transactions contemplated hereby do not violate or conflict with or constitute a default under any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which such WSTG Stockholder is a party or by which such WSTG Stockholder or such WSTG Stockholder’s property is bound, or to the knowledge of such WSTG Stockholder any existing applicable law, rule, regulation, judgment, or court order. Such WSTG Stockholder is not and will not be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

3.4 Investment Representations. Such WSTG Stockholder intends to acquire the Company Shares for investment and not with a view to the public distribution or resale thereof, and such WSTG Stockholder shall confirm such intention to the Company by delivering to the Company at the Closing an investment letter in the form attached as Exhibit B hereto executed by such WSTG Stockholder. Such WSTG Stockholder agrees that the Company may endorse on any stock certificate for the Company Shares to be delivered pursuant to this Agreement an appropriate legend referring to the provisions of the investment letter attached as Exhibit B hereto, and that the Company may instruct its transfer agent not to transfer any Company Shares unless advised by the Company that such provisions have been complied with.

4.	REPRESENTATIONS AND WARRANTIES OF WSTG

WSTG represents and warrants to the Company as follows:

4.1 Authority. WSTG has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated herein. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly authorized and approved by all necessary corporate action on the part of WSTG. This Agreement has been duly executed and delivered by WSTG and constitutes the valid and binding obligation of WSTG, enforceable in accordance with its terms.

4.2 Organization.

(a) WSTG is a corporation duly organized, validly existing and in good standing under the laws of the British Virgin Islands (“BVI”). WSTG has the corporate power and authority to carry on its business as presently conducted, possesses all licenses, franchises, rights and privileges material to the conduct of its business, and is qualified to do business in all jurisdictions where the failure to be so qualified would have a material adverse effect on its business or financial condition.

(b) The copies of the Certificate of Incorporation of WSTG and all amendments thereto, as certified by the Secretary of State of the BVI, and the Bylaws of WSTG and all amendments thereto, as certified by the Secretary of WSTG, which have heretofore been delivered to the Company, are complete and correct copies of the Articles of Incorporation and Bylaws of WSTG as amended and in effect on the date hereof.

4.3 Capitalization.
(a) The authorized capital stock of WSTG consists solely of 994,500 shares of Common Stock, $1.00 par value, of which 994,500 shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Common Stock of WSTG are duly authorized, validly issued, fully paid and nonassessable, and are not subject to preemptive rights created by statute, WSTG’s charter documents or bylaws or any agreement to which WSTG is a party or by which it is bound. There are no other classes or series of capital stock outstanding.

(b) Except as set forth on Schedule 4.3(b), there are no options, warrants, calls, rights, commitments or agreements of any character to which WSTG is a party or by which it is bound obligating WSTG to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of WSTG or obligating WSTG to grant, extend or enter into such option, warrant, call, right, commitment or agreement.

4.4 Equity Investments. WSTG owns 100% of the equity of Shanghai Kanghong Yunheng Enterprise Development Company Ltd. (“Shanghai”). Shanghai manufactures, distributes and sells women’s shoes. All other equity investments are set forth on Schedule 4.4.

4.5 Financial Statements. WSTG has delivered to the Company copies of its audited balance sheet as of ______________ and the related audited statements of operations, stockholder’s equity and cash flows for the period then ended together with appropriate notes to such financial statements (the “WSTG Financial Statements”), a copy of which is attached hereto as Schedule 4.5. The WSTG Financial Statements have been prepared in accordance with generally accepted accounting principals consistently applied, and present fairly the financial condition and results of operations of WSTG at the dates and for the periods covered by the WSTG Financial Statements and will be presented in a form suitable for inclusion in the Company’s 8-K.

4.6 Litigation. Except as set forth on Schedule 4.6 attached hereto, there is no claim, action suit or proceeding, at law or in equity, pending or threatened against WSTG affecting any of its assets or properties, (nor, to the knowledge of WSTG is there any basis therefor) that might result, either in any case or in the aggregate, in any material adverse change in the business, operations, affairs, financial condition or prospects of WSTG or any of its properties or assets, nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against WSTG having, or which insofar as can be reasonably foreseen, in the future may have, any such effect. Except as set forth on Schedule 4.6 attached hereto, there is no claim, action, suit or proceeding by WSTG currently pending or which WSTG intends to initiate.

4.7 Intellectual Property. WSTG owns or has the right to use pursuant to license, sublicense, agreement or permission all patents, patent applications, trademarks, service marks, trade names, copyrights, computer software (including data and related documentation), trade secrets, Internet Websites, domain names and other proprietary rights and processes necessary for its business as now conducted and as proposed to be conducted. To the best of WSTG’s knowledge, the business as conducted and as proposed to be conducted by WSTG does not and will not cause WSTG to infringe or violate any of the patents, trademarks, service marks, trade names, copyrights, computer software, licenses, trade secrets, domain names or other proprietary rights of any other Person. WSTG is not aware that any of its employees is obligated under any contract (including any license, covenant, or commitment of any nature), or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee’s best efforts to promote the interests of WSTG or would conflict with the business of WSTG as conducted and as proposed to be conducted.

4.8 No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not conflict with, or result in a breach of any term or provision of, or constitute a default under or result in a violation of, the Certificate of Incorporation or Bylaws of WSTG, any agreement, contract, lease, license or instrument to which WSTG is a party or by which it or any of its properties or assets are bound, or any judgment, decree, order, or writ by which WSTG is bound or to which it or any of its properties or assets are subject.

4.9 Consent. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality is required by or with respect to WSTG in connection with the execution and delivery of this Agreement or the consummation by WSTG of the transactions contemplated herein.

5.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to WSTG and the WSTG Stockholders as follows:

5.1 Authority. The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated herein. The execution and delivery of this Agreement, the consummation of the transactions contemplated herein, and the issuance of the Company Shares in accordance with the terms hereof, have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms.

5.2 Organization.

5.2(a) The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada; has the corporate power and authority to carry on its business as presently conducted; and is qualified to do business as a foreign corporation and is in good standing under the laws of each state in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the business or financial condition of the Company.

5.2(b) The copies of the Amended and Restated Articles of Incorporation, and all amendments thereto, of the Company, as certified by the Secretary of State of Nevada, and the bylaws of the Company and all amendments thereto, as certified by the Secretary of the Company, which have heretofore been delivered to WSTG for examination, are complete and correct copies of the Articles of Incorporation and bylaws of the Company as amended and in effect on the date hereof. All minutes of meetings and actions in writing without a meeting of the Board of Directors and stockholders of the Company are contained in the minute book of the Company heretofore delivered to WSTG for examination, and no minutes or actions in writing without a meeting have been included in such minute book since such delivery to WSTG that have not also been delivered to WSTG. The minute book of the Company contains complete and accurate records of all meetings and other corporate actions of its Board of Directors and stockholders.

5.3 Capitalization.

5.3(a) The authorized capital stock of the Company consists of 300,000,000 shares of Common Stock, $.001 par value, of which 46,550,000 shares are issued and outstanding and 10,000,000 shares of Preferred Stock, $0.001 par value, of which there are no shares issued and outstanding. All of the issued and outstanding shares of Common Stock of the Company are duly authorized, validly issued, fully paid and non-assessable, are not subject to preemptive rights created by statute, the Company’s charter documents or bylaws or any agreement to which the Company is a party or by which it is bound, and were offered and sold in compliance with applicable state and Federal securities laws.

5.3(b) There are no outstanding options, warrants, subscriptions, calls, rights, demands, commitments, convertible securities or other agreements or arrangements of any character or nature whatsoever to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, sold or delivered, additional shares of capital stock of the Company or obligating the Company to grant, extend or enter into any such option, warrant, subscription, call, right, demand, commitment, convertible security or other agreement.

5.4 Equity Investments. The Company does not own any capital stock or have any interest in any corporation, partnership, or other form of business entity.

5.5 Financial Statements. The Company has delivered to WSTG copies of its audited balance sheet for the fiscal year ended December 31, 2006 (the “Balance Sheet”) and the related audited statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2006 together with appropriate notes to such financial statements, a copy of which is included in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006 filed by the Company with the Securities and Exchange Commission (“SEC”), and copies of its unaudited balance sheet as of March 31, 2007 and the related unaudited statements of operations, changes in stockholders’ equity and cash flows for the three month period ended March 31, 2007 (the “Company Financial Statements”), a copy of which is included in the Company’s Quarterly Report on Form 10-QSB for the three month period ended March 31, 2007 filed by the Company with the SEC. The Company Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied, and present fairly the financial condition and results of operations of the Company at the dates and for the periods covered by the Company Financial Statements.

5.6 Absence of Liabilities. As of the date hereof and as of the date of Closing, the Company does not have and will not have any debts, liabilities, or obligations of any nature, except for stock transfer fees in connection with this Transaction.

5.7 Tax Returns. Within the times and in the manner prescribed by law, the Company has filed all federal, state, and local tax returns required by law and has paid in full all taxes, including, without limitation, all net income, gross receipts, sales, use, withholding, payroll, employment, social security, unemployment, excise and property taxes, plus applicable penalties and interest thereon (all such items are collectively referred to as “Taxes”) due to, or claimed to be due by, any governmental authority. The Balance Sheet fully accrues all current and deferred Taxes. The Company has not been delinquent in the payment of any Taxes and has no tax deficiency or claim outstanding, proposed or assessed against it, and there is no basis for any such deficiency or claim. As of the date of Closing, the Company will not have any liability for Taxes except as set forth on Schedule 5.6.

5.8 Litigation. There is no claim, action, suit, proceeding or investigation, at law or in equity, pending or threatened against the Company affecting any of its properties or assets or, to the knowledge of the Company, against any officer or director of the Company that might result, either in any case or in the aggregate, in any material adverse change in the business, operations, affairs or condition of the Company or any of its properties or assets, or that might call into question the validity of this Agreement, or any action taken or to be taken pursuant hereto, nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against the Company having, or which, insofar as can be reasonably foreseen, in the future may have, any such effect.

5.9 Compliance with Applicable Law. The Company has complied with all applicable laws, regulations, orders and other requirements of all governmental entities having jurisdiction over it and its assets, properties and operations, except in any case where the failure to comply would not have a material adverse effect on the business, assets or financial condition of the Company. The Company has not received any notice of any material violation of any such law, regulation, order or other legal requirement, and is not in material default with respect to any order, writ, judgment, award, injunction or decree of any governmental entity, applicable to the Company or any of its assets, properties or operations.

5.10 Contracts and Agreements. The Company is not a party to or bound by nor are any of its properties and assets subject to any contract, instrument, lease, license, agreement, guaranty, commitment or undertaking.

5.11 Employees; Employee Plans. The Company is not a party to or bound by any employment, consulting, or retainer agreement, or any profit-sharing, deferred compensation, bonus, savings, stock option, stock purchase, or incentive plan or agreement.

5.12 No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not conflict with or result in a breach of any term or provision of, constitute a default under or result in a violation of, the Articles of Incorporation or bylaws of the Company, as amended, any agreement, contract, instrument, lease, license, agreement or undertaking to which the Company is a party or by which it or any of its assets are bound, or any judgment, decree, order or writ by which the Company is bound or to which it or any of its assets or properties are subject.

5.13 Consent. The Company is not required to submit any notice, report, statement, or other filing with and no consent, approval, order or authorization by any Person is required to be obtained by the Company in connection with the execution and delivery of this Agreement and the sale and issuance of the Company Shares pursuant hereto, other than (a) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities law and (b) such other consents, approvals, orders, authorizations, registrations, declarations and filings which if not obtained or made would not have a material adverse effect on the Company.

5.14 Stockholder List. A complete and accurate list of the stockholders of record of the Company as of a date not more than two (2) days prior to the date of Closing, which stockholder list accurately reflects the number of outstanding shares of the Company’s stock and the number of such shares which bear a restrictive legend or are subject to stop transfer orders or other restrictions on transfer, has been delivered to WSTG.

5.15 Registration Rights. No Person has demand or other rights to cause the Company to file any registration statement under the Securities Act of 1933 relating to any securities of the Company or any right to participate in any such registration statement.

5.16 Compliance with Securities Laws.

5.16(a) All reports required to be filed by the Company with the Securities and Exchange Commission (collectively, the “Reports”) have been properly filed and comply in all material respects with the requirements of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder with respect to such Reports. None of the filed Reports contain any untrue statement of a material fact, or fail to state any material fact required to be stated therein or necessary to make the statements made therein not misleading.

5.16(b) No formal or informal investigation or examination by the Securities and Exchange Commission or by the securities administrator of any state is pending or threatened against the Company.

5.16(c) The Company has not been convicted of any felony or misdemeanor in connection with the purchase and sale of any security or involving the making of any false filing with the Securities and Exchange Commission.

5.16(d) The Company is not subject to any order, judgment or decree of any court of competent jurisdiction, temporarily or preliminarily restraining or enjoining, or subject to any order, judgment or decree of any court of competent jurisdiction, permanently restraining or enjoining, the Company from engaging in or continuing any conduct or practice in connection with the purchase or sale of any security or involving the making of any false filing with the Securities and Exchange Commission.

5.16(e) The Company does not have a class of securities registered under and is not subject to Section 12(g) of the Securities Exchange Act of 1934.
5.17 Investment Company. The Company is not required to be registered as an investment company under the Investment Company Act of 1940, as amended, and neither the Company nor its officers or directors are required to be registered as investment advisors under the Investment Advisor Act of 1940, as amended.

6.	COVENANTS RELATING TO CONDUCT OF BUSINESS OF WSTG

During the period from the date of this Agreement and continuing until the Closing, WSTG agrees (except to the extent that the Company shall otherwise consent in writing) that:

6.1 Ordinary Course. WSTG shall carry on its business in the usual and ordinary course, in substantially the same manner as heretofore conducted.

7.	COVENANTS RELATING TO CONDUCT OF BUSINESS OF THE COMPANY

During the period from the date of this Agreement and continuing until the Closing, the Company agrees (except as expressly contemplated by this Agreement or to the extent that WSTG shall otherwise consent in writing) that:

7.1 Ordinary Course. The Company shall not conduct any business or engage in any activities other than activities related to the closing of the transactions contemplated by this Agreement.

7.2 Dividends; Changes in Stock. Except for the forward stock split as contained in the form 10b-17 notice that was filed with NASDAQ on June 11, 2007, the Company shall not and shall not propose to (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company, or (iii) repurchase or otherwise acquire any shares of its capital stock or rights to acquire any shares of its capital stock.

7.3 Issuance of Securities. Except for the forward stock split described in 7.2 above, the Company shall not issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class or securities convertible into, or rights, warrants or options to acquire, any such shares or other convertible securities.

7.4 Governing Documents. Except for the forward stock split and change of its corporate name, the Company shall not amend its Articles of Incorporation or Bylaws.

7.5 No Contracts or Undertakings. The Company shall not become a party to or become bound by or agree to become a party to or become bound by any contract, instrument, lease, license, agreement, commitment or undertaking.

7.6 No Obligations or Liabilities. The Company shall not incur or agree to incur any amount of long or short-term debt for money borrowed, or indemnify or agree to indemnify others, or incur or agree to incur any debts, obligations or liabilities whatsoever.

8.	ADDITIONAL AGREEMENTS

8.1 Access to Information.

(a) WSTG shall afford to the Company and shall cause its independent accountants to afford to the Company, and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Closing to all information concerning WSTG, as the Company may reasonably request, provided that WSTG shall not be required to disclose any information which it is legally required to keep confidential. The Company will not use such information for purposes other than this Agreement and will otherwise hold such information in confidence (and the Company will cause its consultants and advisors also to hold such information in confidence) until such time as such information otherwise becomes publicly available, and in the event of termination of this Agreement for any reason the Company shall promptly return, or cause to be returned, to the disclosing party all documents obtained from WSTG, and any copies made of such documents, extracts and copies thereof.

(b) The Company shall afford to WSTG and the WSTG Stockholders and shall cause its independent accountants to afford to WSTG and the WSTG Stockholders, and their accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Closing to all of the Company's properties, books, contracts, commitments and records and to the audit work papers and other records of the Company's independent accountants. During such period, the Company shall use reasonable efforts to furnish promptly to WSTG and the WSTG Stockholders such information concerning the Company as WSTG and WSTG Stockholders may reasonably request, provided that the Company shall not be required to disclose any information which it is legally required to keep confidential. WSTG and the WSTG Stockholders will not use such information for purposes other than this Agreement and will otherwise hold such information in confidence (and WSTG and the WSTG Stockholders will cause their respective consultants and advisors also to hold such information in confidence) until such time as such information otherwise becomes publicly available, and in the event of termination of this Agreement for any reason WSTG and the WSTG Stockholders shall promptly return, or cause to be returned, to the disclosing party all documents obtained from the Company, and any copies made of such documents, extracts and copies thereof.

8.2 Communications. Between the date hereof and the Closing Date, neither WSTG nor the Company will, without the prior written approval of the other party, furnish any communication to the public if the subject matter thereof relates to the other party or to the transactions contemplated by this Agreement, except as may be necessary, in the opinion of their respective counsel, to comply with the requirements of any law, governmental order or regulation.

8.3 Securities Laws. The Company shall take such actions as may be necessary to comply with the federal securities laws and the securities laws of all states which are applicable in connection with the issuance of the Company Shares to the WSTG Stockholders pursuant to this Agreement.

8.4 Reverse Split. The Company will not, until a date that shall be no less than nine (9) months from the Closing Date, effectuate a reverse split of its shares of Common Stock.

8.5 No Shop. From the date of this Agreement until the earlier of (i) the Closing Date, or (ii) the termination of this Agreement; neither Company nor WSTG shall cause their respective shareholders, officers, directors, employees and other agents to directly or indirectly, take any action to solicit, initiate or encourage any offer or proposal or indication of interest in a merger, consolidation or other business combination involving any equity interest in, or a substantial portion of the assets of itself, other than in connection with the transactions contemplated by this Agreement. Each of the parties hereto shall immediately advise the other party of the terms of any offer, proposal or indication of interest that it receives or otherwise becomes aware of.

8.6 Public Announcements. The Company and WSTG shall consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and will not issue any such press release or make any such public statement prior to such consultation and without the written consent of the other party.

8.7 Notices of Certain Events. In addition to any other notice required to be given by the terms of this Agreement, each of the parties shall promptly notify the other party hereto of:

(a) any notice or other communication from any person or entity alleging that the consent of such person or entity is or may be required in connection with any of the transactions contemplated by this Agreement;

(b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

(c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting such party that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Sections 3,4 and 5 (as the case may be) or that relate to the consummation of the transactions contemplated by this Agreement

8.8 No registration of shares issued by the Company. WSTG agrees that the shares issued to the stockholders listed on Exhibit B and the WSTG Stockholders agree that no common and preferred shares shall be registered until 12 months from the Closing has elapsed and the Company shall not issue any shares registered on Form S-8 until 9 months from the Closing has elapsed.

9.	CONDITIONS PRECEDENT

9.1 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction on or before the date of Closing of the following conditions, unless waived by the Company:

(a) Minimum Number of WSTG Shares. All of the WSTG Stockholders shall have executed and delivered a copy of this Agreement and shall have delivered to the Company the stock certificates and investment letters referred to in Section 2.2 above.

(b) Representations and Warranties of the WSTG Stockholders. The representations and warranties of the WSTG Stockholders set forth in Article 3 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and on the date of the Closing.
(c) Representations and Warranties of WSTG. The representations and warranties of WSTG set forth in Article 4 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and on the date of Closing, and the Company shall have received a certificate or certificates to such effect signed by the chief executive officer of WSTG.

(d) List of WSTG Stockholders. WSTG shall have delivered to the Company for attachment as Exhibit A to this Agreement a true and correct copy of a list of the WSTG Stockholders who are parties to this Agreement and the number of WSTG Shares owned by each such Stockholder, and the total number of WSTG Shares set forth opposite the names of all of the Stockholders listed on Exhibit A shall constitute 100% of the issued and outstanding common stock of WSTG.

(e) 8-K. Counsel for WSTG shall have completed the form 8-K for filing with the SEC. Said form shall comply with the rules and regulations for the disclosure of this Transaction.

(f) Additional Closing Documents. The Company shall have received the following documents and instruments:

(1) Certified resolutions of the WSTG Board of Directors authorizing the execution and delivery of this Agreement and the performance by WSTG of its obligations hereunder; and

(2) Such other documents and instruments as are required to be delivered pursuant to the provisions of this Agreement or otherwise reasonably requested by the Company.

9.2 Conditions to Obligations of WSTG and the WSTG Stockholders. The obligations of WSTG and the WSTG Stockholders to consummate the transactions contemplated by this Agreement are subject to the satisfaction on or before the date of Closing of the following conditions unless waived by WSTG and the WSTG Stockholders:

(a) Representations and Warranties of the Company. The representations and warranties of the Company set forth in Article 5 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and on the date of Closing, and WSTG and the WSTG Stockholders shall have received a certificate signed by the chief executive officer of the Company to such effect.

(b) Resignations. The Company shall have received and accepted the written resignations of the Company's officers and directors as determined by WSTG and the Company as of the date of Closing, and shall have delivered such resignations to WSTG.

(c) Election of Directors and Officers. The Board of Directors of the Company shall have elected persons designated by WSTG to serve as directors and officers of the Company effective as of the date of Closing:

(d) Change of Name. If requested by WSTG, the Company’s Board of Directors and stockholders shall have duly authorized and approved in accordance with Nevada General Corporation law an amendment to the Company’s Articles of Incorporation to change the name as determined by WSTG, and WSTG shall have received a duly executed Certificate of Amendment to the Articles of Incorporation to such effect.

(g) Additional Closing Documents. WSTG shall have received the following documents and instruments:

(1) Certified resolutions of the Company's Board of Directors (a) authorizing the execution and delivery of this Agreement and the performance by the Company of its obligations hereunder, (b) electing the persons designated by WSTG as officers and directors of the Company effective as of the date of Closing, and (c) authorizing an amendment to the Company’s Articles of Incorporation to change the Company’s name in accordance with Section 9.2(d) above;

(2) Resolutions of the Company’s stockholders approving an amendment to the Company’s Articles of Incorporation to change the name of the Company in accordance with Section 9.2(d) above;

(3) A certificate of good standing of the Company from the Secretary of State of Nevada dated as of the most recent practicable date;

(4) A list of the Company's stockholders as of a date within two days of Closing certified by the Company's stock transfer agent; and

(5) Such other documents and instruments as are required to be delivered pursuant to the provisions of this Agreement or otherwise reasonably requested by WSTG

(h) Minimum Number of WSTG Shares. WSTG Stockholders holding 100% of the issued and outstanding common stock of WSTG shall have executed and delivered a copy of this Agreement and shall have delivered to the Company the stock certificates and investment letters referred to in Section 2.2 above.

(i) Cancellation of Shares. Company stockholders holding 31,350,000 shares shall be cancelled prior to the Closing. After the cancellation the Company will have 15,200,000 shares outstanding prior to the exchange of shares.

10.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES

The representations and warranties contained herein shall survive the Closing, but shall expire on the first anniversary date following the date of Closing, unless a specific claim in writing with respect to these matters shall have been made, or any action at law or in equity shall have been commenced or filed before such anniversary date. Any investigations made by or on behalf of any of the parties prior to the date of Closing shall not affect any of the parties’ obligations hereunder. Completion of the transactions contemplated herein shall not be deemed or construed to be a waiver of any right or remedy of any of the parties.

11.	INDEMNIFICATION

11.1 WSTG shall indemnify, defend and hold harmless the Company and each of its officers, directors, agents, attorneys, employees, consultants, and their respective heirs, legal representatives, successors and assigns (the “Company Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorney’s fees), liabilities or judgments or amounts that are paid in settlement of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of (i) any breach of this Agreement by WSTG, including but not limited to failure of any representation or warranty to be true and correct at or before the Closing, or (ii) any act, omission or conduct of the WSTG prior to the Closing, whether asserted or claimed prior to, or at or after, the Closing, or (iii) relating to the consummation of the transactions contemplated herein, and any action taken in connection therewith (“Company Indemnified Liabilities”). Any Company Indemnified Party wishing to claim indemnification under this Section 11.1, upon learning of any such claim, action, suit, proceeding or investigation, shall notify WSTG, but the failure to so notify shall not relieve a party from any liability that it may have under this Section 11.1, except to the extent such failure materially prejudices such party.

11.2 The Company shall indemnify, defend and hold harmless WSTG and each of its officers, directors, agents, attorneys, employees, consultants, and their respective heirs, legal representatives, successors and assigns (the “WSTG Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorney’s fees), liabilities or judgments or amounts that are paid in settlement of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of (i) any breach of this Agreement by the Company, including but not limited to failure of any representation or warranty to be true and correct at or before the Closing, or (ii) any act, omission or conduct of the Company prior to the Closing, whether asserted or claimed prior to, or at or after, the Closing, or (iii) relating to the consummation of the transactions contemplated herein, and any action taken in connection therewith (“WSTG Indemnified Liabilities”). Any WSTG Indemnified Party wishing to claim indemnification under this Section 11.2, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Company, but the failure so to notify shall not relieve a party from any liability that it may have under this Section 11.2, except to the extent such failure materially prejudices such party.

11.3 All rights to indemnification under this Section 11 shall survive the consummation of the Transaction and the termination of this Agreement. The provisions of this Section 11 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, and his, her and its heirs and representatives. No party shall enter into any settlement regarding the foregoing without prior approval of the Indemnified Party.

12.	TERMINATION

12.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by mutual written consent of the Company, WSTG and the WSTG Stockholders;

(b) by the Company if there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement by WSTG or the WSTG Stockholders; or

(c) by WSTG and the WSTG Stockholders if there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement by the Company.

12.2 Effect of Termination. Termination of this Agreement in accordance with Section 12.1 may be effected by written notice from either the Company or WSTG, as appropriate, specifying the reasons for termination and shall not subject the terminating party to any liability for any valid termination.

13.	MISCELLANEOUS

13.1 Tax Treatment. The transaction contemplated herein is intended to qualify as a so-called “tax-free” reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended. The Company, WSTG and the WSTG Stockholders acknowledge, however, that no party hereto has made any representation or warranty to the other with respect to the treatment of such transaction or the effect thereof under applicable tax laws, regulations, or interpretations; and that no attorney's opinion or private revenue ruling has been obtained with respect to the effects thereof under the Internal Revenue Code of 1986, as amended.

13.2 Further Assurances. From time to time, at the other party's request and without further consideration, each of the parties will execute and deliver to the others such documents and take such action as the other party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

13.3 Payment of Fees and Expenses. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

13.4 Parties in Interest. Except as otherwise expressly provided herein, all the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective heirs, beneficiaries, personal and legal representatives, successors and assigns of the parties hereto.

13.5 Entire Agreement; Amendments. This Agreement, including the Schedules, Exhibits and other documents and writings referred to herein or delivered pursuant hereto, which form a part hereof, contains the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by the parties or their respective successors or assigns.

13.6 Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

13.7 Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

13.8 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

13.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

13.10 Person. For purposes of this Agreement, the term “Person” shall mean any individual, corporation, partnership, joint venture or other business enterprise or entity and any governmental agency, federal, state or local.

13.11 Notices. Any and all notices, demands or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if given by personal delivery, telex, facsimile, telegram or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. If such notice, demand or other communication is given by personal delivery, telex, facsimile or telegram, service shall be conclusively deemed made at the time of receipt. If such notice, demand or other communication is given by mail, such notice shall be conclusively deemed given forty-eight (48) hours after the deposit thereof in the United States mail addressed to the party to whom such notice, demand or other communication is to be given as hereinafter set forth:

If to WSTG:	At the address set forth below its name on the
signature page of this Agreement.

If to the WSTG Stockholders:	At the addresses set forth below their names on Exhibit
A attached hereto.

Copy to:	Frank Hariton, Esq.
1065 Dobbs Ferry Road
White Plains, NY 10607

If to the Company:	At the address set forth below its name on the
signature page of this Agreement.

Copy to:	Rowland W. Day II, Esq.
3 Imperial Promenade, Suite 960
Santa Ana, CA 92707

13.12 Payment of Expenses.

The Company and WSTG shall each bear their own fees and expenses (including legal fees) incurred incident to the preparation and carrying out of the transactions contemplated herein.

14.	APPOINTMENT OF AGENT

The WSTG Stockholders hereby irrevocably constitute and appoint Frank J. Hariton as their true and lawful attorney (the “Agent”) with full right and power in their names and stead to take any and all action by and on behalf of them necessary or desirable to consummate the transactions contemplated by this Agreement, including without limitation, the right and power to receive certificates representing the Company Shares on behalf of each of the WSTG Stockholders, to deliver to the Company the certificates representing the WSTG Shares, to waive performance of any of the obligations of the Company or waive satisfaction of any of the conditions to Closing specified in Section 9.2 hereof, to deliver investment letters of the WSTG Stockholders referred to in Section 2.2(a) hereof, and to amend or terminate this Agreement as herein provided. Any such action taken by the Agent on behalf of a WSTG Stockholder shall be binding upon such WSTG Stockholder. The Company shall not have any responsibility to the WSTG Stockholders or any of them for the distribution by the Agent of the certificates representing the Company Shares to be delivered to the WSTG Stockholders, nor shall the Company be liable in any manner whatsoever to the WSTG Stockholders or any of them by or on account of any act or omission of the Agent.

(Signature Page to Follow)

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as of the date first above written.

China Shoe Holdings, Inc., a Nevada corporation

By:
Name: David Rector
Its: President
Address: 1640 Terrance Way
Walnut Creek, CA 94597

Wholly Success Technology Group Limited a British Virgin Islands corporation

By:
Name:
Its: President Address:

WSTG STOCKHOLDERS
SIGNATURE PAGE

Gu Xian Zhong	Gu Chang Hong

Zhou Shi Qin	Gu Xian Zhong

Zhou Shi Qin	Gu Chang Hong

Gu Xianzhong	Gu Changhong

Shen Lei	Zhong Longsheng

Gu Wenqing	Gu Qun

Chen Yijiang	Li Ngai

Chan Woon Foon	Lo Kon Ki

Christine Ho Man Kwan	Fong Heung Sang

Cheung Ming	Cheng Patricia Hoi Yun

Chan Kam Fai	Jason Kong Chun Hin

Ho Hin Chung	Zhu Liqin

Zhou Shiying	Fei Fuzhen

Cranberry Heights Group Limited
Tang Yingxiang	By:
Title:

EXHIBIT A

NAMES AND ADDRESSES OF WSTG STOCKHOLDERS	NUMBER OF WSTG SHARES OWNED	NUMBER OF COMPANY SHARES TO BE RECEIVED
Gu Xian Zhong 488 Wai Qingsong Road Waigang Town, Jaiding District Shanghai, PRC	24,500	10,500,000
Gu Chang Hong 488 Wai Qingsong Road Waigang Town, Jaiding District Shanghai, PRC	15,500	3,395,000
Shen Lei 488 Wai Qingsong Road Waigang Town, Jaiding District Shanghai, PRC	74,400	5,208,000
Zhong Longsheng 488 Wai Qingsong Road Waigang Town, Jaiding District Shanghai, PRC	71,400	4,998,000
Gu Wenqing 488 Wai Qingsong Road Waigang Town, Jaiding District Shanghai, PRC	17,100	1,197,000
Gu Qun 488 Wai Qingsong Road Waigang Town, Jaiding District Shanghai, PRC	17,600	1,232,000
Chen Yijiang 488 Wai Qingsong Road Waigang Town, Jaiding District Shanghai, PRC	33,800	2,366,000
Li Ngai 488 Wai Qingsong Road Waigang Town, Jaiding District Shanghai, PRC	57,100	3,997,000
Chan Woon Foon 488 Wai Qingsong Road Waigang Town, Jaiding District Shanghai, PRC	42,900	3,003,000
Lo Kon Ki 488 Wai Qingsong Road Waigang Town, Jaiding District Shanghai, PRC	28,600	2,002,000

 EXHIBIT A

Christine Ho Man Kwan 488 Wai Qingsong Road Waigang Town, Jaiding District Shanghai, PRC	14,300	1,001,000
Fong Heung Sang 488 Wai Qingsong Road Waigang Town, Jaiding District Shanghai, PRC	14,300	1,001,000
Cheung Ming 488 Wai Qingsong Road Waigang Town, Jaiding District Shanghai, PRC	14,300	1,001,000
Cheung Patricia Hoi Yun 488 Wai Qingsong Road Waigang Town, Jaiding District Shanghai, PRC	14,300	1,001,000
Chan Kam Fai 488 Wai Qingsong Road Waigang Town, Jaiding District Shanghai, PRC	11,400	798,000
Jason Kong Chun Hin 488 Wai Qingsong Road Waigang Town, Jaiding District Shanghai, PRC	7,100	497,000
Ho Hin Chung 488 Wai Qingsong Road Waigang Town, Jaiding District Shanghai, PRC	7,100	497,000
Zhu Liqin 488 Wai Qingsong Road Waigang Town, Jaiding District Shanghai, PRC	2,900	203,000
Zhou Shiying 488 Wai Qingsong Road Waigang Town, Jaiding District Shanghai, PRC	57,000	3,990,000
Fei Fuzhen 488 Wai Qingsong Road Waigang Town, Jaiding District Shanghai, PRC	61,600	4,312,000
Tang Yingxiang 488 Wai Qingsong Road Waigang Town, Jaiding District Shanghai, PRC	40,000	2,800,000
Cranberry Heights Group Limited 488 Wia Qingsong Road Waigang Town, Jaiding District Shanghai, PRC	208,800	14,616,000

EXHIBIT B

	Name and address of individual or entity to receive newly issued restricted shares at the Closing	Number of shares to be issued

1.	China Venture Partners, Inc. RR3 Box 3087 East Stroudsburg, PA 18301	15,185,000